UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Tracy L. Warner
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, CFO, Treasurer, Secretary
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
                                                                                                                                   |
Employee Stock Option   |(1)      |11/1/09  |Commmon Stock          |15000    |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(2)      |11/1/10  |Commmon Stock          |10000    |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(3)      |1/24/11  |Commmon Stock          |2142     |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  The option  became  exercisable  for 3,750  shares on  November 1, 2000 and
     becomes   exercisable   for  3,750   shares  on  each  of  the  next  three
     anniversaries of that date.

(2) The option becomes exercisable for 1,250 shares on each of the first four anniversaries of November 1, 2000.

(3) The option becomes exercisable for 536 shares on January 24, 2002, for 536 shares on January 24, 2003 and for 535 shares on each of the next two anniversaries of that date.

                                   /s/ Tracy L. Warner           May 1, 2001
                                   ------------------------      ---------------
                                   Signature of Reporting Person      Date